Exhibit 16.1

Child, Sullivan & Company

A Professional Corporation Of Certified Public Accountants

1284 W. Flint Meadow Dr. Suite D

Kaysville, Utah  84037      (801) 927-1337

January 2, 2006

Securities and Exchange Commission

450 5th Street, Northwest

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Sullivan & Company was previously principal accountant for Worldwide Manufacturing USA, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2004.  On or about January 1, 2006, we changed our accounting practice from a corporation to a professional limited liability company, Child, Van Wagoner & Bradshaw, PLLC.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 2, 2006, and agree with such statements.

Very truly yours,

/s/ Child, Sullivan & Company

Child, Sullivan & Company